Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, is entered into as of June 17, 2008, by and between Peoples State Bank, Wausau, Wisconsin, a Wisconsin banking corporation, (“the Bank”) and Scott M. Cattanach (“Mr. Cattanach”).

WITNESSETH:

WHEREAS, the Bank and Mr. Cattanach initially entered into an employment agreement dated April 10, 2003.

WHEREAS, the Bank and Mr. Cattanach have entered into an Amendment No. 1 to the employment agreement dated April 13, 2005, and an Amendment No. 2 to the employment agreement dated February 22, 2007.

WHEREAS, the Company and Mr. Cattanach now desire to amend and restate the employment agreement in its entirety by setting forth the terms and conditions of their agreements and understandings in this Amended and Restated Employment Agreement (“Agreement”), which shall replace and supercede the initial employment agreement and all such amendments effective as of the date first written above.

NOW, THEREFORE, in consideration of the premises, covenants and mutual agreements contained herein, the Bank and Mr. Cattanach agree as follows:

1.

Employment.  Subject to the earlier termination of this agreement pursuant to the terms hereof, Mr. Cattanach is hereby employed as the Chief Financial Officer and Treasurer of the Bank; provided, however, that, prior to a Change of Control, Mr. Cattanach may be employed in such other capacity as the Board of Directors of the Bank shall deem appropriate and in the best interests of the Bank.  Mr. Cattanach agrees to serve in such capacity or capacities on the terms and conditions hereinafter set forth.

2.

Term.  The term of this agreement commenced on April 10, 2003 (the “Commencement Date”) and shall end at midnight on the Expiration Date, except as otherwise provided in paragraph 8(a) hereof.  The term “Expiration Date” shall mean the first to occur of
(a) the date of Mr. Cattanach’s death, or (b) the later of (i) July 1, 2009, and (ii) the date to which the term of this agreement has most recently been extended pursuant to the following sentence.
On July 1, 2009, and each subsequent July 1, the term of this agreement shall automatically be extended for one calendar year; provided, however, that automatic extensions of the term of this agreement (and, consequently, the Expiration Date) pursuant to this sentence shall cease on the first to occur of (x) either the Bank or Mr. Cattanach giving to the other, not less than 90 days prior to the Expiration Date of the original or any extended term, a written notice that no, or no further, as the case may be, automatic extensions of the term of this agreement shall thereafter occur, but the giving of such a notice shall not affect any previous extensions, or (y) Mr.
Cattanach’s 66th birthday.  For all purposes of this Agreement other than as provided in paragraph 8(a) hereof, the term “Term of Employment” shall mean the period beginning on the

Commencement Date and ending on the earlier of the Expiration Date or the date on which Mr. Cattanach’s employment is terminated hereunder.

3.

Extent of Services.  Mr. Cattanach agrees to devote his full-time attention and efforts (except during vacation periods, periods of illness and other approved absences as provided for in paragraph 4(c)) to the duties of any office held by him during the Term of Employment, provided, however, that Mr. Cattanach’s devotion of a reasonable and de minimis portion of his attention or efforts to the management of his personal affairs during normal business hours shall not constitute a breach of the foregoing requirement.

4.

Compensation and Reimbursement.

(a)

Salary.  The Bank shall pay to Mr. Cattanach a salary based on an annual amount of $141,000.  The Bank may increase Mr. Cattanach’s salary from the amount specified herein during the Term of Employment, but may not decrease Mr. Cattanach’s salary from any previously established amount.  Mr. Cattanach’s salary shall be payable at such times and in such installments as are consistent with the manner in which the salaries of other executive officers of the Bank are paid.

(b)

Incentive Compensation.  During the Term of Employment, Mr. Cattanach shall be entitled to receive such additional compensation from the Bank as may be provided for officers of commensurate position or rank under the terms of any incentive program from time to time maintained and in effect at the Bank for executive officers.

(c)

Other Benefits.  During the Term of Employment, Mr. Cattanach shall be entitled to receive all benefits and perquisites ordinarily provided to executive officers of the Bank, including coverage under a director’s and officer’s liability insurance policy, and Mr. Cattanach shall participate in all employee benefit plans or fringe benefit programs now or hereafter established or maintained by the Bank including, but not limited to, group insurance plans, pension benefit plans, welfare benefit plans, pay practices, and vacation and sick leave benefits.  Mr. Cattanach shall be entitled to participate in all plans or programs maintained by the Bank on terms no less favorable than those generally available to officers of the Bank and at a level of participation commensurate with his office.

(d)

Expenses.  The Bank shall pay or reimburse Mr. Cattanach, upon submission of receipts by him, for all entertainment, travel, meal, hotel accommodation, and miscellaneous expenses reasonably incurred by him in the interest of the Bank’s business during the Term of Employment.

5.

Termination of Employment.

(a)

Termination by the Bank for Good Cause.  The Bank may terminate Mr. Cattanach’s employment prior to the Expiration Date for good cause only upon compliance with the requirements of this paragraph 5(a).  “Good cause” for termination of Mr. Cattanach’s employment by the Bank shall consist only of one or more of (i) the commission of an act or acts by Mr. Cattanach which results in a payment to the Bank or to PSB Holdings, Inc, the parent company of the Bank (“PSB”) of a claim filed by the

Bank or PSB under a blanket banker fidelity bond policy as from time to time and at any time maintained; (ii) the willful and continuing failure to perform his duties in accordance with standards or policies established, from time to time, or at any time, by the Bank, after a written demand for substantial performance is delivered to Mr. Cattanach by the Board which specifically identifies the manner in which the Board believes that Mr. Cattanach has not substantially performed his duties; (iii) the commission by Mr. Cattanach of any crime of moral turpitude, of dishonesty, of breach of trust, of theft, of embezzlement, of misapplication of funds, of unauthorized issuance of obligations or of false entries; (iv) any intentional, reckless, or negligent act or omission to act by Mr. Cattanach which results in the violation by Mr. Cattanach of any policy established by the Bank which is designed to insure compliance with applicable banking, securities, employment discrimination, or other laws which causes or results in the Bank’s violation of such laws, except any act done by Mr. Cattanach in good faith, as determined in the reasonable discretion of the Board of Directors of the Bank, or which results in a violation of such policies or law which is, in the reasonable sole discretion of such Board, immaterial; (v) any intentional, reckless, or negligent act or omission to act by Mr. Cattanach which results in a violation of an employment policy maintained by the Bank which is applicable to all other employees (for example, employment policies relating to the use of drugs or alcohol) and which, by the terms of such policy, is grounds for termination of employment, or (vi) Mr. Cattanach’s physical or mental disability, if such disability either results in Mr. Cattanach receiving permanent disability payments pursuant to any group disability insurance policy or prevents Mr. Cattanach from the normal performance of his duties for a continuous period of at least six months.  Upon the occurrence of any event constituting good cause for which the Bank elects to terminate Mr. Cattanach’s employment prior to the Expiration Date, the Bank shall provide written notice to Mr. Cattanach, which shall state the good cause for termination, and Mr. Cattanach’s termination of employment shall be effective as of the date specified in such notice.  In the event of termination of Mr. Cattanach’s employment in accordance with the conditions of this paragraph (a), on the effective date of Mr. Cattanach’s termination of employment, the Term of Employment shall end, all of Mr. Cattanach’s obligations pursuant to this agreement (except for those provided in paragraphs 6 and 7) shall end and the Bank’s obligations to pay compensation or provide benefits to Mr. Cattanach pursuant to paragraph 4 shall end.

(b)

Termination by the Bank Other Than for Good Cause.  The Bank may terminate Mr. Cattanach’s employment prior to the Expiration Date for any reason other than good cause (as defined in paragraph 5(a)) upon providing written notice to
Mr. Cattanach specifying the effective date of Mr. Cattanach’s termination of employment.  If the Bank terminates Mr. Cattanach’s employment other than for good cause under paragraph 5(a), the Term of Employment and all of Mr. Cattanach’s
obligations pursuant to this agreement (except for those provided in paragraphs 6 and 7)
shall end on the effective date of Mr. Cattanach’s termination of employment and the
Bank shall provide, for a period beginning on the effective date of Mr. Cattanach’s termination of employment, as a severance benefit to Mr. Cattanach and as liquidated damages for breach by the Bank of its otherwise applicable obligations hereunder, (i) a monthly cash payment equal to the amount which would, except for Mr. Cattanach’s termination of employment, have been paid to Mr. Cattanach, if then living, as salary under paragraph 4(a) for the remainder of the current or any extended term of this agreement, but in no event shall such payments be for a period of less than 12 months, and (ii) until Mr. Cattanach becomes eligible for coverage under the health insurance plan of another employer of Mr. Cattanach, coverage for Mr. Cattanach, under the same terms then available to executive officers of the Bank, under any group health insurance program in which Mr. Cattanach was a participant on the effective date of Mr. Cattanach’s termination of employment or under such successor plan or program as maintained after such date for the benefit of the Bank’s employees but in no event longer than the period for which payments are made pursuant to clause (i). Mr. Cattanach shall not, by virtue of his severance benefit and liquidated damages rights, acquire any right, title or interest in particular assets of the Bank, and such rights shall be no greater than the right of any unsecured general creditor of the Bank.  Despite any other provision of this agreement, Mr. Cattanach shall not be entitled to any severance benefit or liquidated damages, and the Bank shall not be obligated to pay any such benefit or damages, if Mr. Cattanach violates the provisions of paragraph 6 or 7.

(c)

Termination by Mr. Cattanach.  Mr. Cattanach may terminate his employment at any time upon providing 30 days prior written notice to the Bank stating the effective date of his termination.  In any such event, all obligations of the Bank to Mr. Cattanach under this agreement and all obligations of Mr. Cattanach to the Bank (except those provided for in paragraphs 6 and 7) shall cease and the Term of Employment shall end on the effective date of Mr. Cattanach’s termination of employment.

(d)

Section 409A Considerations.  This paragraph 5(d) shall apply in the event the Bank determines, in good faith, that payment of severance benefits pursuant to this paragraph or paragraph 8(d) are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of Mr. Cattanach’s entitlement to any severance benefit pursuant to paragraph 5(b) or 8(b), Mr. Cattanach shall be deemed to have incurred a termination of employment with the Bank only on such date on which his employment has been terminated by the Bank, each other member of the controlled group of corporations of which the Bank is a member, and each other entity under common control with the Bank, and has thereby incurred a separation from service (a “Separation from Service”) within the meaning of Code Section 409A(a)(2)(A) and the applicable regulations promulgated thereunder.  Notwithstanding any other provision of this agreement to the contrary, in no event shall the severance benefit to which Mr. Cattanach may become entitled under the terms of paragraph 5(b) or 8(d) be paid to Mr. Cattanach until the date on which he has incurred a Separation from Service; provided, however, that in the event Mr. Cattanach was a Key Employee as of the date of his Separation from Service, no severance benefit shall be paid to him earlier than the first day of the seventh month after the date of such Separation from Service to the extent required by Code Section 409A and the applicable regulations.  For purposes of this agreement, the term “Key Employee” means each person who is a “key employee” within the meaning of Code Section 416(i) and the applicable authority under such Code section and Code Section 409A.  Any such delayed payments shall bear interest at the short-term applicable federal rate compounded semi-annually as in effect for the month in which Mr. Cattanach’s employment terminates.

6.

Restrictive Covenant.  Mr. Cattanach agrees, subject to the provisions of paragraph 8, that during the Term of Employment and during the one-year period which ends on the first anniversary of the effective date of Mr. Cattanach’s termination of employment:

(a)

he will not, within a radius of 25 miles of the principal office of the Bank in Wausau, Wisconsin, directly or indirectly, perform services similar to those that Mr. Cattanach provided the Bank during the 12 months preceding the effective date of Mr. Cattanach’s termination of employment for any depository institution doing business as a bank, savings and loan association or any holding company which owns such depository institution, or on behalf of any other entity, which competes for the Bank’s retail or commercial loan business (each a “Financial Institution”); and

(b)

he will not, directly or indirectly, for himself or for any other person, induce or attempt to induce any Restricted Customer of the Bank to cease doing business with the Bank, or in any way interfere with the relationship between any Restricted Customer of the Bank and the Bank.  The term “Restricted Customer” shall mean any individual or entity (i) for whom/which the Bank provided services; and (ii) for whom/which Mr. Cattanach provided services on behalf of the Company, or about whom/which Mr. Cattanach acquired non-public information in connection with Mr. Cattanach’s employment with the Bank during the 12 months preceding the effective date of Mr. Cattanach’s termination of employment.

For purposes of this paragraph 6, the term “directly or indirectly” includes (a) any sale through any medium; and (b) the direct or indirect ownership, management, operation, control, service as a director for, or association or employment with, any Financial Institution if such Financial Institution is engaged in the activities prohibited to Mr. Cattanach by the provisions of this paragraph 6; provided, however, that an aggregate beneficial ownership interest of Mr. Cattanach of less than 5% of the equity interests in any Financial Institution (or affiliate thereof) whose stock is registered pursuant to the provision of the Securities Exchange Act of 1934 shall be deemed not to constitute a violation of this provision.  Mr. Cattanach further agrees that the restrictions set forth in this agreement are reasonably necessary to protect the reasonable interests of the Bank.

7.

Confidential Information.  Mr. Cattanach agrees that during the Term of
Employment, and for a two year period following the termination of his employment, he will not reveal to any individual who is not then either employed by, retained by, or on the Board of
Directors of PSB, or any of its subsidiaries, without the consent of PSB or the Bank, any confidential or proprietary information of PSB or the Bank, the revealing of which would adversely affect the business of PSB or the Bank, unless Mr. Cattanach discloses such matters in response to a subpoena or to discovery proceedings concerning a matter in litigation or based on advice of counsel acceptable to the Bank that such disclosure is appropriate or necessary under applicable law or regulation.

8.

Change of Control.  In the event of a Change of Control, the following provisions of this agreement shall apply notwithstanding any other terms or conditions of this agreement:

(a)

Notwithstanding anything contained in this Agreement to the contrary, upon a Change of Control, the “Term of Employment” for purposes of this Agreement shall in all cases be 24 months starting on the date of the Change of Control, and the “Expiration Date” shall mean the first to occur of (i) Mr. Cattanach’s death, (ii) his termination pursuant to paragraph 5, (iii) his termination pursuant to paragraph 8(b), or (iv) the expiration of the 24-month Term of Employment.  Notwithstanding any other provision of this Agreement or any incentive compensation plan then in effect, Mr. Cattanach shall be awarded, for each fiscal year ending during the Term of Employment following the Change of Control, an annual bonus (the “Annual Bonus”) in cash at least equal to his average annual bonus under any bonus plan with respect to performance during each of the three full calendar years prior to the effective date of the Change of Control (or such shorter period that Mr. Cattanach was employed by the Bank), regardless of when such bonus was actually paid (the “Recent Annual Bonus”) and each such Annual Bonus shall be paid in the period beginning on January 1st and ending on March 15th of the calendar year next following the fiscal year for which the Annual Bonus is awarded.  Such bonus amount shall be reduced by any amount paid to Mr. Cattanach under any other annual incentive compensation plan maintained after the Change of Control.

(b)

Termination of Employment by Mr. Cattanach for Good Reason.  Mr. Cattanach’s employment may be terminated by Mr. Cattanach during the Term of Employment for Good Reason if, (i) within 60 days of the date of occurrence of a triggering event, Mr. Cattanach notifies the Bank in writing of his intention to treat such event as Good Reason, (ii) within 30 days following receipt of such notice provided for in (i), the Bank fails to cure the triggering event and (iii) within 30 days following the expiration of the 30-day period described in (ii), Mr. Cattanach voluntarily terminates his employment by giving written notice to the Bank.

(c)

Good Reason.  For purposes of this agreement, “Good Reason” shall mean the occurrence of one or more of the following events subsequent to a Change of Control, or prior to a Change of Control at the request of a person acquiring, directly or indirectly, an interest in the Bank in a Change of Control transaction (each of which shall be a “triggering event”):

(i)

the assignment to Mr. Cattanach of any duties inconsistent in any respect with the duties or responsibilities then held by Mr. Cattanach (except if his status, title, or authority has been increased), or any other action by the Bank which results in a diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereto given by Mr. Cattanach;

(ii)

any failure by the Bank to comply with any of the provisions of paragraph 4 of this agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Mr. Cattanach, unless the Bank agrees to fully compensate Mr. Cattanach for any such reduction;

(iii)

Mr. Cattanach is required to locate his office more than 25 miles from the then current location of the his principal office, excluding business travel reasonably consistent with the amount of travel required of him prior to such relocation;

(iv)

any purported termination by the Bank of Mr. Cattanach’s employment otherwise than as expressly permitted by this agreement;

(v)

any failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume and agree to perform this Agreement (either expressly or by operation of law) in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place; or

(vi)

the Bank’s or PSB’s request that Mr. Cattanach perform an illegal, or wrongful act in violation of the Bank’s code of conduct policies.

(d)

Severance Benefit on Termination by Mr. Cattanach for Good Reason or by the Bank Without Good Cause.  Upon termination of Mr. Cattanach’s employment by Mr. Cattanach pursuant to paragraph 8(b) or by the Bank for a reason other than good cause or Mr. Cattanach’s death, after a Change of Control or prior to a Change of Control at the request of a person acquiring, directly or indirectly, an interest in the Bank in a Change of Control transaction, all obligations of Mr. Cattanach to the Bank (except those provided for in paragraph 7) shall cease and the Term of Employment shall end (the “Date of Termination”) and:

(i)

subject to paragraphs 5(d) and 8(f), the Bank shall pay to Mr. Cattanach in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)

the sum of (1) Mr. Cattanach’s base salary under paragraph 4(a) through the Date of Termination and any accrued incentive compensation to the extent not theretofore paid, and (2) the product of (a) an amount equal to any incentive compensation earned by Mr. Cattanach for the most recently completed fiscal year during the Term of Employment, if any, and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

(B)

the amount equal to 300% of Mr. Cattanach’s annual salary as most recently in effect pursuant to paragraph 4(a);

(ii)

until Mr. Cattanach becomes eligible for coverage under the health insurance plan of another employer of Mr. Cattanach, coverage for Mr. Cattanach for a maximum period of 36 months beginning on the Date of Termination, under the same terms then available to executive officers of the Bank, under any group health insurance program in which Mr. Cattanach was a participant on the effective date of Mr. Cattanach’s termination of employment or under such successor plan or program as maintained after such date for the benefit of the Bank’s employees; and

(iii)

to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Mr. Cattanach any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies.

(e)

Definition of Change of Control.  For the purpose of this agreement, a “Change of Control” shall be deemed to have occurred:

(i)

when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, excluding any employee benefit plan sponsored or maintained by PSB or any subsidiary of PSB (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of PSB or the Bank representing 30% or more of the combined voting power of the Bank’s or PSB’s then outstanding securities with respect to the election of the directors of the Bank or PSB; or

(ii)

when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors of PSB (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

(iii)

the occurrence of a transaction requiring stockholder approval of the acquisition of the Bank by an entity other than PSB or a 50% or more owned subsidiary of PSB or shareholder approval of the acquisition of PSB through purchase of assets, or by merger, consolidation or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, PSB’s shareholders immediately prior to the transaction own at least 60% of the combined voting power of the surviving entity’s then outstanding securities with respect to the election of the directors of such entity solely by reason of such transaction; or

(iv)

the liquidation or dissolution of the Bank or PSB.

(f)

Limitation on Benefits.

(i)

Notwithstanding any other provision of this agreement, the present value of all amounts payable pursuant to this paragraph 8 which would constitute “parachute payments” (as such term is defined in Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”), and any regulations promulgated thereunder), together with the present value of all other benefits payable by the Bank or PSB to Mr. Cattanach under any other plans which would also constitute “parachute payments,” shall in no event equal or exceed an amount (the “Testing Amount”) equal to 3 times Mr. Cattanach’s “base amount” (as such term is defined in Section 280G of the Code and any regulations promulgated thereunder), it being the intention of the parties that no payment shall constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code and any regulations promulgated thereunder).  In the event that the present value of the payments provided for in this paragraph 8 together with the present value of such other amounts, equals or exceeds the Testing Amount, then the amount of the payments provided for in this paragraph 8 and under such plans shall be reduced, beginning with the payments which are last in time, until the present value of all such payments is less than the Testing Amount.  For purposes of this paragraph 8, present value shall be determined in the manner provided in Section 280G of the Code and the regulations promulgated thereunder.

(ii)

It is the intention of the parties that the provisions of this paragraph 8 be construed to reduce the amounts otherwise payable hereunder only to the extent necessary to avoid the disallowance of the deduction by the Bank for any such amounts or the imposition of an excise tax on Mr. Cattanach for any such amounts, under federal income tax law as it currently exists or may hereafter be amended.

(iii)

In the event the provisions of this paragraph 8 require any reduction in the amount to be paid to Mr. Cattanach under this paragraph 8, the Bank shall deliver to Mr. Cattanach concurrently with such payment a statement setting forth the basis for and computation of such reduction.

9.

Payment Obligations Absolute.  Upon a Change of Control the obligations of the
Bank to pay the benefits provided for under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Bank or any of its subsidiaries may have against Mr. Cattanach; provided, however, that this paragraph 9 shall not limit the rights of the Bank under any noncompetition agreement to which Mr. Cattanach is a party.  In no event shall Mr. Cattanach be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Mr. Cattanach under any of the provisions of this

Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Mr. Cattanach as a result of employment by another employer.

10.

Miscellaneous.

(a)

Notices.  Any notice required or permitted to be given under this agreement shall not be deemed to have been given unless delivered in person or mailed, postage prepaid by certified mail addressed, in the case of Mr. Cattanach, to his last known residence as specified by him in a notice to the Bank, or, in the case of the Bank to its principal office.

(b)

Benefits and Obligations.  This agreement shall be binding upon, shall inure to the benefit of the Bank and its successors or assigns, and, as provided for herein, PSB, and shall be enforceable by the Bank and its respective successors and assigns, and Mr. Cattanach, his heirs, assigns or legal representatives; provided, however, that the obligations of Mr. Cattanach contained herein may not be designated or assigned.

(c)

Entire Agreement; Amendment.  This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may only be amended by an agreement in writing signed by all of the parties hereto.

(d)

Waiver.  The failure of any party hereto to insist, in any one or more instances, upon performance of any of the terms and conditions of this agreement, shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

(e)

Severability.  In the event that any portion of this agreement may be held to be invalid or unenforceable for any reason, the parties hereto agree that said invalidity or unenforceability, shall not effect the other portions of this agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable.

(f)

Governing Laws.  This agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without reference to conflicts of law principles.

(g)

Captions.  The captions contained in this agreement are for the convenience of the Bank and Mr. Cattanach and shall not be deemed or construed as in any way limiting or extending the language of the provisions to which such captions refer.

IN WITNESS WHEREOF, the Bank and Mr. Cattanach have caused this instrument to be executed as of the date first written above.

PEOPLES STATE BANK

By:  /s/ Patrick L. Crooks
Patrick L. Crooks
As its Chairman of the Board

/s/ Scott M. Cattanach

Scott M. Cattanach